Exhibit 10.13

NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION

DESCRIPTION OF NON-EMPLOYEE DIRECTOR
COMPENSATION ARRANGEMENTS

Overview

NTIC’s non-employee directors currently consist of Pierre Chenu, Dr. Sunggyu Lee, Mark M. Mayers, Dr. Ramani Narayan, Dr. Barry Rosenbaum and Mark J. Stone. We use a combination of cash and long-term equity-based incentive compensation in the form of annual stock option grants to attract and retain qualified candidates to serve on the Board of Directors.

In November 2007, the Board of Directors, upon recommendation of the Nominating and Corporate Governance Committee, approved increases in certain meeting fees, additional Chairman of the Board and Audit Committee retainers and increased automatic stock option grants as described in more detail below. With the exception of the increased automatic stock option grants, which will be effective commencing September 1, 2008, the other non-employee director compensation changes will be effective commencing January 28, 2008.

Annual Retainers; Meeting Fees

Each person who was a non-employee director for all of fiscal 2007 and the Chairman of the Board received an annual retainer of $10,000 in fiscal 2007 for services rendered as a director of NTIC. The annual retainer is paid quarterly. Each person who was a non-employee director for a portion of fiscal 2007 received a prorated portion of such annual retainer. Each of our non-employee directors also received $1,000 for each Board meeting attended and $500 for each Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee meeting attended. Any director that is an employee of NTIC (Mr. Lynch and Dr. Kubik) does not receive any retainer or Board or Committee meeting fees.

Commencing January 28, 2008, the Chairman of the Board will receive an additional annual retainer of $25,000, the Chair of the Audit Committee will receive an additional annual retainer of $5,000 and other members of the Audit Committee will receive an additional retainer of $4,000. In addition, commencing January 28, 2008, each of our non-employee directors will receive $1,000 for each strategy review meeting attended in addition to Board meetings and the fee to be paid for attendance at each Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee meeting will be increased from $500 to $1,000. No director, however, will earn more than $1,000 per day in Board, Board committee and strategy review meeting fees.

Stock Options

For the past several years, each of our non-employee directors have been automatically granted a five-year non-qualified option to purchase 2,000 shares of our common stock on the first day of each fiscal year in consideration for their services as directors of NTIC. Non-employee directors who were elected or appointed to the Board following the first day of our fiscal year received an automatic grant of an option to purchase a pro rata portion of 2,000 shares of our common stock calculated by dividing the number of months remaining in the fiscal year at the time of election or appointment divided by 12, which options were automatically granted at the time of their election or appointment. Each automatically granted option becomes exercisable, on a cumulative basis, with respect to one-third of the shares covered by such option on each one-year anniversary of the date of its grant. The exercise price of such option is equal to the fair market value of a share of our common stock on the date of grant.

Prior to January 23, 2007, such options were granted under the terms of the Northern Technologies International Corporation 2000 Stock Incentive Plan. After January 23, 2007 and the adoption by our stockholders of the Northern Technologies International Corporation 2007 Stock Incentive Plan, such options were granted under the 2007 plan and standing resolutions of the Board of Directors providing for such automatic grants.

Commencing on September 1, 2008, each of our non-employee directors will be automatically granted a five-year non-qualified option to purchase 4,000 shares of our common stock on the first day of each fiscal year in consideration for their services as directors of NTIC and the Chairman of the Board will be automatically granted an additional five-year non-qualified option to purchase 2,000 shares of our common stock on the first day of each fiscal year in consideration for his services as Chairman.

Reimbursement of Expenses

All of our directors are reimbursed for travel expenses for attending meetings and other miscellaneous expenses incurred in performing their Board functions.

Consulting Arrangements

We paid consulting fees to Bioplastic Polymers LLC which is owned by Dr. Ramani Narayan in the aggregate amount of $100,000 during the fiscal year ended August 31, 2007. We paid consulting fees to Dr. Sunggyu Lee in the aggregate amount of $50,000 during the fiscal year ended August 31, 2007. The consulting services rendered by Drs. Narayan and Lee related to research and development associated with various new technologies. Our consulting relationship with Dr. Lee was terminated in May 2007.

We have entered into an oral agreement with Bioplastic Polymers LLC which is owned by Dr. Narayan, and Dr. Narayan pursuant to which we have agreed to pay Bioplastic Polymers LLC and Dr. Narayan in consideration of the transfer and assignment by Biopolymer Plastics LLC and Dr. Narayan of certain biodegradable polymer technology to us, three percent of the gross margin on any net sales of products incorporating the biodegradable polymer technology transferred to us by Bioplastic Polymers LLC and Dr. Narayan for a period of 10 years, provided that if a patent for or with respect to biodegradable polymer technology is issued before the expiration of such 10 year period, then we will until the expiration of such patent pay to Bioplastic Polymers LLC and Dr. Narayan three percent of the biodegradable polymer technology gross margin attributable to such patent.